Exhibit 99.1

CONSENT OF JOHN B. HANSEN

I consent to the use of my name as a director nominee in the section “Management” in the Registration Statement to be filed by Meruelo Maddux Properties, Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: November 20, 2006

/s/ John B. Hansen
Name: John B. Hansen